                                                                    EXHIBIT 99.7

         Prospectus Supplement

                                  Interests in

                               THE PROVIDENT BANK
                        Employee Savings Incentive Plan
                                      and
                     Offering of up to 1,471,384 Shares of

                       PROVIDENT FINANCIAL SERVICES, INC.
                                  Common Stock

        In connection with The Provident Bank's conversion, Provident Financial Services, Inc. is allowing participants in The Provident Bank Employee Savings Incentive Plan (the "Plan") to invest all or a portion of their accounts in the common stock of Provident Financial Services, Inc. Based upon the value of the Plan assets at June 30, 2002, the trustee of the Plan could purchase up to 1,471,384 shares of the common stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the initial election of Plan participants to direct the trust of the Plan to invest all or a portion of their Plan accounts in the Provident Financial Services, Inc. Stock Fund at the time of the conversion, subject to purchase priorities set forth in the Prospectus.

        The Provident Financial Services, Inc. prospectus, dated _______________
[   ], 2002, is attached to this prospectus supplement. It contains detailed information regarding the conversion of The Provident Bank, Provident Financial Services, Inc. common stock and the financial condition, results of operations and business of The Provident Bank. This prospectus supplement provides information regarding the Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

                        --------------------------------

        For a discussion of risks that you should consider, see "Risk Factors" beginning on page __ of the prospectus.

        The interests in the Plan and the offering of the common stock have not been approved or disapproved by the Federal Deposit Insurance Corporation, the Securities and Exchange Commission or any other Federal or state agency. Any representation to the contrary is a criminal offense.

        The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other Government agency.

        This prospectus supplement may be used only in connection with offers and sales by Provident Financial Services, Inc. of interests or shares of common stock pursuant to the Plan.

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No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the Plan.

        You should rely only on the information contained in this prospectus supplement and the attached prospectus. Provident Financial Services, Inc., The Provident Bank and the Plan have not authorized anyone to provide you with information that is different.

        This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of The Provident Bank or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement incorporated by reference is correct as of any time after the date of this prospectus supplement.

      The date of this Prospectus Supplement is ________[  ], 2002.

                                       2

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                               TABLE OF CONTENTS

THE OFFERING ...........................................................................................       i
 Securities Offered ....................................................................................       i
 Election to Purchase Common Stock in the Offering: Priorities .........................................       i
 Value of the Plan .....................................................................................      ii
 Election to Purchase Common Stock in the Conversion of The Provident Bank .............................      ii
 Method of Directing Transfer ..........................................................................     iii
 Time for Directing Transfer ...........................................................................     iii
 Irrevocability of Transfer Direction ..................................................................     iii
 Direction to Purchase Common Stock ....................................................................      iv
 Nature of a Participant's Interest in the Common Stock ................................................       v
 Voting Rights of Common Stock .........................................................................       v
DESCRIPTION OF THE PLAN ................................................................................       1
 Introduction ..........................................................................................       1
 Eligibility and Participation .........................................................................       1
 Contributions Under the Plan ..........................................................................       1
 Limitations on Contributions ..........................................................................       2
 Investment of Contributions ...........................................................................       3
 Performance History ...................................................................................       6
 Investment in Common Stock of Provident Financial Services, Inc. ......................................       6
 Withdrawals and Distributions from the Plan ...........................................................       7
 Administration of the Plan ............................................................................       9
 The Trustee ...........................................................................................       9
 Plan Administrator ....................................................................................       9
 Reports to Plan Participants ..........................................................................       9
 Amendment and Termination .............................................................................       9
 Merger, Consolidation or Transfer .....................................................................       9
 Federal Income Tax Consequences .......................................................................      10
 Additional Employee Retirement Income Security Act ("ERISA") Considerations ...........................      11
 Securities and Exchange Commission Reporting and Short-Swing Profit Liability .........................      11
 Financial Information Regarding Plan Assets ...........................................................      12
LEGAL OPINION ..........................................................................................      12

                                  THE OFFERING

Securities Offered                     Provident Financial Services, Inc. is
                                       offering participation interests in The
                                       Provident Bank Employee Savings Incentive
                                       Plan (the "Plan"). The participation
                                       interests represent indirect ownership of
                                       Provident Financial Services, Inc.'s
                                       common stock through the Plan. Assuming a purchase price of $10.00 per share, the Plan may acquire up to 1,471,384 shares of Provident Financial Services, Inc.
                                       common stock in the offering for the
                                       Provident Financial Services, Inc. Stock
                                       Fund. Only employees of The Provident
                                       Bank and affiliated corporations that
                                       have adopted this plan as their own may
                                       become participants in the Plan. The
                                       common stock of Provident Financial
                                       Services, Inc. to be issued hereby is
                                       conditioned on the consummation of the
                                       conversion. Your investment in the common stock of Provident Financial Services,
                                       Inc. through the Plan in the offering is subject to the purchase priorities contained in the plan of conversion of Provident Financial Services, Inc.

                                       Information with regard to the Plan is
                                       contained in this prospectus supplement
                                       and information with regard to the
                                       financial condition, results of
                                       operations and business of The Provident
                                       Bank is contained in the attached
                                       prospectus. The address of the principal executive office of The Provident Bank is 830 Bergen Avenue, Jersey City, NJ 07306-4599.

Election to Purchase Common Stock in   In connection with the conversion and
the Offering: Priorities               stock offering, The Provident Bank is
                                       establishing the Provident Financial
                                       Services, Inc. Stock Fund as a new
                                       investment option under the Plan. You may elect to transfer all or part of your account balances in the Plan to the Provident Financial Services, Inc. Stock
                                       Fund, to be used to purchase common stock issued in the offering. All plan participants are eligible to direct a transfer of funds to the Provident
                                       Financial Services, Inc. Stock Fund.
                                       However, such directions are subject to
                                       the purchase priorities in the plan of
                                       conversion of The Provident Bank, which
                                       are (1) eligible account holders, (2) the newly formed employee stock ownership plan of The Provident Bank, (3) supplemental eligible account holders and
                                       (4) officers, employees and directors of The Provident Bank who are not eligible account holders or supplemental eligible account holders. An eligible account holder is a depositor at The Provident
                                       Bank whose deposit account(s) totaled
                                       $50.00 or more on March 31, 2001. A
                                       supplemental eligible account holder is a depositor at The Provident Bank whose deposit account(s) totaled $50.00 or more on September 30, 2002. If you fall into subscription offering categories (1), (3) or (4) above, you have subscription rights to purchase shares of Provident Financial Services,
                                       Inc. common stock in the subscription
                                       offering and you may use funds in the
                                       Plan account to pay for the shares of
                                       Provident Financial Services, Inc. common stock, which you are eligible to purchase. The trustee of the Provident
                                       Financial Services, Inc. Stock Fund will, to the extent permitted, purchase common stock in accordance with your directions.
                                       No later than the closing date of the
                                       subscription offering period, the amount that you elect to transfer from your existing account balances for the purchase of common stock in the offering will be removed from your existing accounts and transferred to an interest bearing account pending the closing of the offering. At the close of the offering, and subject to a determination of whether all or any portion of your order may be filled (based on your purchase priority and whether the offering is oversubscribed), all or a portion of the amount that you have transferred to purchase stock in the offering will be applied to the common stock purchase.

                                       In the event the offering is
                                       oversubscribed, i.e. there are more
                                       orders for common stock than shares
                                       available for sale in the offering, and
                                       the trustee is unable to use the full
                                       amount allocated by you to purchase
                                       common stock in the offering, the amount that cannot be invested in common stock will be reinvested in the investment funds of the Plan. The amount that cannot be applied to the purchase of common stock in the offering and any interest your account earned pending investment in common stock will be reinvested in accordance with your then existing investment election for new contributions.

                                       If you fail to direct the investment of
                                       your account balances towards the
                                       purchase of any shares in connection with the offering, your account balances will remain in the investment funds of the Plan as previously directed by you.

Value of the Plan                      As of June 30, 2002, the market value of
                                       the assets of the Plan was approximately
                                       $14,713,847. The plan administrator
                                       informed each participant of the value of his or her account balance under the Plan by regular mail as of July 29, 2002.

Election to Purchase Common Stock in   In connection with the conversion of The
the Conversion of The Provident Bank   Provident Bank, the Plan will permit you
                                       to direct the trustee to transfer all or part of the funds which represent your current beneficial interest in the assets of the Plan to the Provident Financial
                                       Services, Inc. Stock Fund. You may elect to apply all or any portion of your account balance (in increments of $10) towards the purchase of shares in the offering. The amount that you elect to apply towards the purchase of stock in the offering will be removed from each of your existing accounts on on a pro rata basis.

                               For example, you might elect to transfer $2,000 of your account balance to the purchase of stock in the offering. Assuming your account balance is $5,000 and is invested equally in four funds, the trustee will remove $500 from each of the four funds and will transfer that amount to the Provident Financial Services, Inc. Stock Fund to purchase shares in the offering. The amount you elect to transfer must be divisible by $10.

                               The trustee of the Plan will subscribe for Provident Financial Services, Inc. common stock offered for sale in connection with the conversion of The Provident Bank, in accordance with each participant's direction. The trustee will pay $10.00 per share, which will be the same price paid by all other persons who purchase shares in the offering.

                               If you elect to transfer a dollar amount and, at the time that the transfer is made, your existing account balance is less than that dollar amount, the trustee will withdraw up to 100% of your account balances (to the nearest $10) and apply the entire amount to the purchase of stock for your account. Any excess amount which cannot be invested in common stock in the offering, will be reinvested in accordance with your existing investment elections for new contributions.

Method of Directing Transfer   You will receive a Change of Investment Election
                               Form on which you can elect to transfer all or a portion of your account balance in the Plan to the Provident Financial Services, Inc. Stock Fund for the purchase of stock in the offering. You can make your election on a dollar or percentage basis, as discussed above. If you wish to use all or part of your account balance in the Plan to purchase common stock issued in the offering, you should indicate that decision on the Change of Investment Election Form. If you do not wish to make an election at this time, you do not need to take any action.

Time for Directing Transfer    If you wish to purchase common stock with your
                               Plan account balances, you must return your Change of Investment Election Form in a sealed envelope to Ann Marie Callahan, in the Employee
                               Relations Department of The Provident Bank, 830
                               Bergen Avenue, Jersey City, NJ 07306-4599. Your
                               Change of Investment Election Form must be received by Ann Marie Callahan no later than 12:00 noon on __________, 2002, if you wish to purchase stock in the offering.

Irrevocability of Transfer     You may not change your special election to
                               transfer amounts

Direction                      credited to your account in the Plan to the
                               Provident Financial Services, Inc. Stock Fund for the purchase of stock in the offering. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of stock in the offering amongst all of the other investment funds in accordance with the Plan's procedures. If the Plan has completed its conversion to daily valuation before the offering is concluded, you will have the opportunity to change your transfer amounts between investment funds on a daily basis. Once the offering is concluded and the conversion of the Plan to daily valuation is complete, you will also be able to transfer amounts to and from the Provident
                               Financial Services, Inc. Stock Fund on a daily basis.

Direction to Purchase Common   You will be able to purchase stock after the
Stock                          offering through your investment in the Provident
                               Financial Services, Inc. Stock Fund. You may direct that a certain percentage of your future contributions (but not in excess of 50% of your future contributions) or your account balance in the Plan be transferred to the Provident
                               Financial Services, Inc. Stock Fund. After the offering, the trustee of the Plan will acquire common stock in open market transactions at the prevailing price. You may change your investment allocation on a daily basis, assuming that the Plan has completed its conversion to daily valuation at that time. Special restrictions may apply to transfers directed to and from the Provident Financial Services, Inc. Stock Fund by the participants who are subject to the provisions of section 16(b) of the Securities
                               Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of Provident
                               Financial Services, Inc.

Nature of a Participant's      The trustee will hold Provident Financial
Interest in the Common Stock   Services, Inc. common stock in the name of the
                               Plan. The trustee will allocate the shares of Provident Financial Services, Inc. common stock acquired at your direction to your account under the Plan. Your interest in the fund will be reported on your account statement in shares and will be valued daily, assuming the Plan has completed its conversion from quarterly valuation to daily valuation of account balances by the time the offering is concluded.

                               In addition, your account will also be credited with a portion of any cash held in the Provident Financial Services, Inc. Stock Fund. Earnings on your account will not be affected by the investment designations of other participants in the Plan.

Voting Rights of Common Stock  The Plan provides that you may direct the trustee as to how the trustee should vote any shares of Provident Financial Services, Inc. common stock held by the Provident Financial Services, Inc. Stock Fund and credited to your account. If the trustee does not receive your voting instructions, The Provident Bank can direct the trustee to vote your shares in the same manner as the shares of common stock for which instructions were given. All voting instructions will be kept confidential.

                             DESCRIPTION OF THE PLAN

Introduction

         The Provident Bank (formerly "Provident Savings Bank") originally adopted the Provident Savings Bank Employee Savings Incentive Plan (the "Plan") effective January 1, 1975. The Plan was last amended and restated effective January 1, 1997. The Provident Bank intends that the Plan, in operation, will comply with the requirements of the Internal Revenue Code and the Employee Retirement Income Security Act ("ERISA"). As a plan subject to ERISA, Federal law provides you with various rights and protections as a plan participant. However, your benefits under the Plan are not guaranteed and are not required to be guaranteed by the Pension Benefit Guaranty Corporation.

         The Provident Bank may amend the Plan from time to time in the future to ensure continued compliance with all applicable laws.

         Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the Plan. The Provident Bank qualifies these summaries in their entirety by the full text of the Plan, which shall have priority. You may obtain copies of the Plan document by sending a request to: Employee Savings Incentive Plan Administrator, The Provident Bank, 830 Bergen Avenue, Jersey City, NJ 07306-4599. You should carefully read the full text of the Plan document and your summary plan description to understand your rights and obligations under the Plan.

Eligibility and Participation

         You are eligible to become a participant in the Plan upon completion of one year of service in which you have completed at least 1,000 hours of service.

         As of June 30, 2002, approximately 512 out of 587 then eligible employees had elected to participate in the Plan.

Contributions Under the Plan

         Voluntary After-Tax Employee Contributions. You are permitted, as a participant in the Plan, to defer from 1% to 5% of your compensation (as defined in the Plan) and to have that amount contributed to the Plan on your behalf.

         You may elect to modify the amount contributed to the Plan by filing a new compensation reduction agreement with the Plan administrator in accordance with the procedures established under the Plan.

         Employer Matching Contributions. The Provident Bank may make matching contributions on behalf of each participant. This contribution may change from time to time. The Provident Bank is currently contributing 115% of the total contributions you are presently making to your account.

Limitations on Contributions

         Limitations on Voluntary After-Tax Employee Contributions. For the calendar year beginning January 1, 2002, the amount of your voluntary after-tax employee contributions may not exceed $11,000. For each year thereafter through 2006, this limit will be increased by $1,000 per year (in 2006, the limit will be $15,000). Thereafter, the Internal Revenue Service will periodically increase this annual limitation. Contributions in excess of this limit are known as excess deferrals.

         If you also participate in the ESOP and annual additions to your accounts in both plans exceed the maximum permissible amount, the plan administrator will reduce the contributions allocated to you under the Plan first, so that the total annual additions do not exceed the maximum permissible amount. If employer contributions and voluntary after-tax employee contributions are both made to the Plan in the year that the excess occurs, voluntary after-tax employee contributions will be reduced before employer contributions.

         Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of voluntary after-tax employee contributions and employer matching contributions that may be made to the Plan in any year on behalf of highly compensated employees, in relation to the amount of voluntary after-tax employee contributions and employer matching contributions made by or on behalf of all other employees eligible to participate in the Plan. A highly compensated employee includes any employee who (1) was a 5% owner of Provident Financial Services, Inc. at any time during the current or preceding year, or (2) had compensation for the preceding year of more than $85,000 and, if The Provident Bank so elects, was in the top 20% of employees by compensation for the preceding year. The dollar amounts in the foregoing sentence may be adjusted annually to reflect increases in the cost of living. If these limitations are exceeded, the level of voluntary after-tax employee contributions by highly compensated employees may have to be adjusted.

         Vesting. At all times, you have a fully vested, nonforfeitable interest in your after-tax contribution account. You are also vested in your employer matching contribution account in accordance with the following schedule:

         Vesting Date                                         Vesting Percentage
         ------------                                         ------------------
         End of  the first calendar year following the
          end of the first year of Plan participation                33%
         End of the second calendar year following the
          end of the first year of Plan participation                66%
         End of the third calendar year following the
          end of the first year of Plan participation               100%

         You also become 100% vested in employer matching contributions, if any, made to your account upon your normal retirement age (as defined by the Plan) or termination of employment by reason of death, disability, or termination in accordance with the retirement provision under section 1.18(b) of The Provident Bank Pension Plan. If you terminate employment for reasons other than these, you will forfeit the non-vested portion of your account. Any non-vested employer contributions which are forfeited shall be applied to subsequent employer matching contribution accounts.

Investment of Contributions

         All amounts credited to your accounts under the Plan are held in trust. PW Trust Company has been appointed by The Provident Bank to administer the trust.

         As of June 30, 2002, the Plan offers the following investment choices for your accounts under the Plan:

         Money Market Portfolio. This portfolio seeks to provide current income, liquidity and preservation of capital. The portfolio invests in a variety of money market instruments that have a maturity of one year or less, including U.S. Government securities, certificates of deposit and bankers' acceptances. Commercial paper issued by United States corporations rated A-1 by S&P or P-1 by Moody's at the time of purchase may also be included in the portfolio. Investments may be made in other United States corporate obligations which are rated "A" or better by Moody's or if not rated have comparable quality. To allow for liquidity, investment maturities must not exceed 91 days from the date of purchase; however 20% of the portfolio may be invested in longer term obligations. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

         GIC Portfolio. This portfolio seeks to offer stability while maximizing current income and provide book value liquidity for individual plan participant withdrawals. The portfolio invests in fixed income securities, primarily insurance and bank investment contracts (together, Guaranteed Investment Contracts - GICs). UBS Global Asset Management manages the fund. UBS Global Asset Management's investment process is a systematic, disciplined approach involving continuous analysis of economic conditions, yield-curve positioning and risk/reward relationships among permissible investment alternatives to create and maintain an optimal portfolio structure. To address the unique aspects of investing in GICs, UBS Global Asset Management conducts a rigorous credit review focusing on five broad areas of analysis: asset quality, asset liquidity, capital adequacy, profitability and management quality. At the time of the purchase, each issuer must have an AA- or equivalent rating from S&P, Moody's or Duff & Phelps. No more than 10% of the portfolio's assets may be invested with any one issuer at the time of purchase. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

         Balanced Portfolio. This portfolio seeks to exceed the return of the benchmark (i.e., 60% S&P 500 and 40% Lehman Brothers Aggregate Bond Index) over market cycles. Atlanta Capital Management (ACM) believes in investing in a diversified group of quality stocks and bonds at reasonable valuations in light of their expected return and risk. ACM believes the best way to identify these securities is through a combination of economic and company specific research. ACM uses a balanced fund approach that seeks to enhance returns through moderate shifts in asset allocation between stocks and bonds. ACM pursues an active but disciplined process of rebalancing the asset allocation based on its assessment of the risk and return potential for stocks and bonds. Typically, ACM's asset allocation varies no more than 15% plus or minus the benchmark weighting. ACM expects the portfolio to be fully invested, with cash reserves normally less than 10% of the portfolio. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

         Conservative Equity Portfolio. This portfolio seeks capital appreciation through investment in equity securities of companies believed to be undervalued in the marketplace in relation to factors such as the companies' assets, earnings, growth potential and cash flows. The investment advisor for this portfolio is Oppenheimer Capital. The portfolio uses value-oriented, fundamental bottom-up research analysis in seeking the selection of high-quality businesses which are currently undervalued. These dominant companies are characterized by competitive advantages with significant barriers to entry, sustainable profitability and strong cash flows, capable managements dedicated to shareholders' interests and selling at attractive valuations. Initial stock purchase ideas are generated from meetings with company management, industry experts, competitors, annual reports and 10-K's. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

         Capital Growth Portfolio. This portfolio seeks to achieve long-term capital growth though investment in stocks with positive earnings momentum. The portfolio invests in large capitalization securities that Montag & Caldwell (M&C) believes have the ability to produce strong earnings growth over the next twelve to eighteen months, and are reasonably priced in the market. M&C's process emphasizes fundamental valuation techniques, which focus on a company's estimated future earnings and dividend growth rates. M&C closely follows 500 companies, which have market capitalizations greater than $3 billion. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

         Strategic Bond Portfolio. This portfolio seeks to outperform the market as measured by the Lehman Brothers Aggregate Bond Index on an annualized basis over the medium term of three to seven years. The portfolio invests in a diversified range of fixed income securities and their futures or option derivatives while actively seeking the segments of the bond market offering the best total return prospects. Western Asset Management Company's strategy is to focus on four key areas: sector allocation, issue selection, duration exposure and yield curve analysis. This focus on multiple investment strategies attempts to minimize risk while seeking to add value in all areas of the fixed income markets. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

         Mid-Cap Growth Portfolio. This portfolio seeks to generate a total return in excess of the benchmark (i.e. the Russell Midcap Growth) over a full market cycle or a rolling five-year average. Seneca Capital Management LLC (SCM)'s mid-cap earnings-driven growth strategy employs a disciplined investment process. First a proprietary quantitative screen is used to identify stocks that have the following attributes: positive earnings surprises; earnings acceleration; earnings sustainability; earnings quality; and reasonable valuations. Candidates then undergo fundamental analysis and management assessment. This includes a careful review of a company's financials as well as intense examination of management to determine the quality and motivation of those who run the company. Portfolios generally hold 30-50 stocks. A rigorous sell discipline dictates the sale of any company when earnings disappoint, valuations become extended, loss of confidence in management occurs or a more attractive opportunity manifests itself. An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

         Overseas Equity Portfolio. This portfolio seeks to invest in equity securities of non-U.S. companies in both mature and emerging economies around the globe. The portfolio invests in a diversified range of stocks outside of the U.S. Investments will be made in stocks of companies which have determinable value, but which are unpopular at the moment - "undervalued" stocks. Brandes selects stocks it believes are selling at a discount to their estimated business value and possess significant potential for superior performance with below-average risk. Brandes focuses on stocks that meet strict value criteria: a large enough price-to-value discrepancy to provide a significant opportunity for appreciation. In addition, the companies generally must have a strong balance sheet and strong cash flow. Weightings to countries are a by-product of the bottom-up stock selection process, not a top-down "allocation," based on an economic outlook or strategy. The portfolio is diversified among many different countries and industries and no one stock investment may exceed 5% of the total value of the portfolio (at cost). An investment in the fund is not insured or guaranteed by the FDIC or any other Government agency. It is possible to lose money by investing in the fund.

         You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions.

         Once the conversion of the Plan to daily valuation is complete, you may reallocate existing account balances and future contributions on a daily basis. Changes in the amount that you elect to contribute will continue to be made on a quarterly basis. These changes may be made either by telephone or over the Internet.

Performance History

         The following table provides performance data with respect to the investment funds available under the Plan:

                                                                    Compounded Average Annual Returns*
                                                                            As of June 30, 2002
                                           Yr. to Date      1 year     3 years    5 years    7 years    10 years
                                           -----------      ------     -------    -------    -------    --------
Investment Options

Money Market Portfolio ................       0.75%          2.20%      4.47%      4.77%      4.91%        4.61%

GIC Portfolio .........................       2.43%          5.25%      5.79%      5.88%      5.98%        6.06%

Balanced Portfolio ....................      -8.30%         -9.42%     -1.67%      5.72%     10.13%         N/A

Conservative Equity Portfolio .........      17.29%        -22.63%     -7.30%      1.13%      8.17%        9.17%

Capital Growth Portfolio ..............     -14.25%        -15.22%     -9.32%      2.47%     10.87%       12.34%

Strategic Bond Portfolio ..............       1.74%          7.51%      7.93%      7.55%      7.71%         N/A

Mid-Cap Growth Portfolio ..............     -16.88%        -30.38%     -0.57%      8.98%     12.45%       15.56%

Overseas Equity Portfolio .............      -3.06%         -8.60%      0.52%      7.82%     11.54%       11.71%

---------------------
* net of investment management fees.

Mutual funds are not bank deposits or obligations, are not guaranteed by any bank, and are not insured or guaranteed by the FDIC, The Federal Reserve Board, or any other government agency. Investment in mutual funds involves risk, including possible loss of principal.

Performance quoted is past performance and is not indicative of future results. Investment return and principal value will fluctuate so that an investors' shares, when redeemed, may be worth more or less than their original cost. Performance figures represent an investment made at the beginning of the reporting period. Results for investments made during the report period will differ. Performance information is taken from sources believed to be reliable, but is not guaranteed as to completeness or accuracy.

Investment in Common Stock of Provident Financial Services, Inc.

         In connection with the conversion of The Provident Bank to stock form as the wholly owned subsidiary of Provident Financial Services, Inc. and the offering of common stock of Provident Financial Services, Inc., the Plan now offers the Provident Financial Services, Inc. Stock Fund as an additional investment option. The Provident Financial Services, Inc. Stock Fund invests primarily in the common stock of Provident Financial Services, Inc. You are being given a special one-time election in connection with the offering, to direct the trustee to invest up to 100% of your Plan account (in increments of $10) in the Provident Financial Services, Inc. Stock Fund. Subsequent to the offering, you may elect to invest up to 50% of your payroll deductions in the Provident Financial Services, Inc. Stock Fund. Although you will be limited in the amount of your payroll deductions which you can directly invest in the Provident Financial Services, Inc. Stock Fund, you may, if you wish, transfer amounts which you have invested in other funds under the Plan to the Provident Financial Services, Inc. Stock Fund without limitation.

         Initially, the Provident Financial Services, Inc. Stock Fund will consist primarily of investments in the common stock of Provident Financial Services, Inc. made on the effective date of the conversion of The Provident Bank. After the conversion, the trustee will accept payroll deduction contributions to the Provident Financial Services, Inc. Stock Fund. The trustee of the Plan will, to the extent practicable, use all amounts held by it in the Provident Financial Services, Inc. Stock Fund, including cash dividends paid on the common stock held in the fund, to purchase additional shares of common stock of Provident Financial Services, Inc.

         As of the date of this prospectus supplement, none of the shares of Provident Financial Services, Inc. common stock have been issued or are outstanding and there is no established market for Provident Financial Services, Inc. common stock. Accordingly, there is no record of the historical performance of the Provident Financial Services, Inc. Stock Fund. Performance of the Provident Financial Services, Inc. Stock Fund depends on a number of factors, including the financial condition and profitability of Provident Financial Services, Inc. and The Provident Bank and market conditions for Provident Financial Services, Inc. common stock generally.

         Investments in the Provident Financial Services, Inc. Stock Fund involve special risks common to investments in the common stock of Provident Financial Services, Inc.

              For a discussion of material risks you should consider, see "Risk Factors" beginning on page __ of the attached prospectus.

Withdrawals and Distributions from the Plan

         Federal law requires the Plan to impose substantial restrictions on your right to withdraw amounts held for your benefit under the Plan prior to your termination of employment with The Provident Bank. A Federal tax penalty equal to 10% of the withdrawal amount that is included in your gross income, over and above the normal Federal and state income tax, may also be imposed on withdrawals made prior to your attainment of age 59 1/2, regardless of whether the withdrawals occur during your employment with The Provident Bank or after termination of employment. This penalty would not be imposed on voluntary after-tax employee contributions but would be imposed on earnings on such contributions and on employer contributions and earnings.

         Withdrawals Prior to Termination of Employment. You may withdraw your voluntary after-tax employee contributions and matching contributions from your account once such contributions "mature". Voluntary after-tax employee contributions and matching contributions will mature based on their "class." Beginning December 31, 2000, a new class will commence each December 31st and end the following December 30/th/. Each class of contributions matures at the end of the third class year following the year in which it begins. For example, contributions made in the class from December 31, 2000 to December 30, 2001, will mature by December 30, 2004. In order to withdraw your voluntary after-tax employee contributions and matching contributions which mature on any December 30/th/, you must file an election with the plan administrator no later than November 30th of that year.

         You may also elect an in-service withdrawal once in any 12 month period upon 30 days written notice prior to the commencement of any calendar quarter by:

         (i) Electing a withdrawal of your voluntary contribution account. If you make such an election, you may make no further voluntary after-tax employee contributions until at least 6 months after the effective date of this withdrawal; or

         (ii) Electing a withdrawal of your voluntary after-tax employee contributions and matching employer contributions for which you previously elected deferred distribution or which are 100% vested. If you make such a withdrawal, you may make no further voluntary after-tax employee contributions until an entry date commencing at least 12 months after the effective date of your withdrawal. If you have been a participant for less than 5 years at the time of this election, your withdrawal will be limited to the excess of the sum of your voluntary after-tax employee contributions and matching contributions over the matching contributions made to you in the two years immediately preceding the date of withdrawal.

         You may also withdraw your vested account (including both employer and voluntary after-tax employee contributions) prior to termination of employment in the event of financial hardship, subject to the hardship distribution rules under the Plan. These requirements insure that you have a true financial need before you make a withdrawal.

         Distributions. Payment of your benefits upon your normal or deferred retirement (as defined under the Plan), or your termination due to your disability, death, or for other reasons, shall be made in a single lump-sum payment or in annual installments over a period which may not exceed 10 years (or your estimated life expectancy, if longer). Alternatively, your benefit may be transferred to another qualified employee benefit plan or individual retirement account if it is an eligible rollover distribution.

         Distribution Upon Death. If you die before receiving the entire value of your Plan account, your benefits will be paid to your surviving spouse or properly designated beneficiary in a lump sum. If you die while receiving distributions from the Plan before your entire interest is distributed, the remaining distributions will be made to your beneficiary at least as rapidly as under the method selected by you prior to your death.

         Commencement of Benefits. The payment of your benefits will generally commence no later than 60 days after the close of the plan year following the later of your attainment of normal retirement age or the year in which you terminate employment.

         Nonalienation of benefits. Except for Federal income tax withholding or a qualified domestic relations order, your benefits payable under the Plan cannot be alienated. Examples of alienation include transferring your benefits voluntarily and a creditor placing a lien on your benefits. Any attempt to alienate your benefits, whether voluntary or involuntary, shall be void.

Administration of the Plan

The Trustee

         The trustee of the Plan is PW Trust Company. The trustee receives, holds and invests the contributions to the Plan in trust and distributes them to you and your beneficiaries in accordance with the terms of the Plan and the directions of the Plan administrator. The trustee is responsible for investment of the assets of the trust.

Plan Administrator

         The Provident Bank is the Plan administrator. The Plan administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed and for all disclosures required to be made to participants, beneficiaries and others.

Reports to Plan Participants

         The Plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses.

Amendment and Termination

         The Provident Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, you will have a fully vested interest in your accounts. The Provident Bank reserves the right to make any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that The Provident Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with the Employee Retirement Income Security Act.

Merger, Consolidation or Transfer

         In the event of the merger or consolidation of the Plan with another plan, or the transfer of the trust assets to another plan, the Plan requires that you would, if either the Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer if the Plan had then terminated.

Federal Income Tax Consequences

         The following is a brief summary of the material Federal income tax aspects of the Plan. You should not rely on this summary as a complete or definitive description of the material Federal income tax consequences relating to the Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the Federal income tax laws. Please consult your tax advisor with respect to any distribution from the Plan and transactions involving the Plan.

         As a "tax-qualified retirement plan," the Internal Revenue Code affords the Plan special tax treatment, including the following:

         (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year; and

         (2) participants pay no current income tax on amounts contributed by the employer on their behalf (except in the case of voluntary after-tax employee contributions); and

         (3) earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

         The Provident Bank will administer the Plan to comply with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law.

         Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant's death, disability or separation from service, or after the participant attains age 59 1/2; and consists of the balance credited to the participant under the Plan and all other profit sharing plans, if any, maintained by The Provident Bank. The portion of any lump-sum distribution required to be included in your taxable income for Federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of voluntary after-tax employee contributions you have made to this Plan and any other profit sharing plans maintained by The Provident Bank, which is included in the distribution.

         Provident Financial Services, Inc. Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes Provident Financial Services, Inc. common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to Provident Financial Services, Inc. common stock; that is, the excess of the value of Provident Financial Services, Inc. common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of Provident Financial Services, Inc. common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of Provident Financial Services, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Provident Financial Services, Inc. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of Provident Financial Services, Inc. common stock. Any gain on a subsequent sale or other taxable disposition of Provident Financial Services, Inc. common stock, in excess of the amount of net unrealized appreciation at the time of distribution, also will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

         Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over any eligible roll-over distribution from the Plan, including beginning in 2002, voluntary after-tax employee contributions, to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account. Distributions that would not be considered eligible roll-over distributions would include (i) required minimum distributions made to comply with tax law requirements, (ii) hardship distributions, or (iii) one of a series of distributions made over your life expectancy or over a period of ten years or more.

Additional Employee Retirement Income Security Act ("ERISA") Considerations

         As noted above, the Plan is subject to certain provisions of ERISA, including special provisions relating to control over the Plan's assets by participants and beneficiaries. The Plan's feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a "fiduciary" because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as The Provident Bank, the Plan administrator, or the Plan's trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

         Because you will be entitled to invest all or a portion of your account balance in the Plan in Provident Financial Services, Inc. common stock, the regulations under section 404(c) of the ERISA require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with Federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

         Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as Provident Financial Services, Inc.
Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of Provident Financial Services, Inc., a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within 2 business days after the date in which a change occurs, or annually on a Form 5 within 45 days after the close of Provident Financial Services, Inc.'s fiscal year. Discretionary transactions in and beneficial ownership of the common stock through the Provident Financial Services, Inc. Stock Fund of the Plan by officers, directors and persons beneficially owning more than 10% of the common stock of Provident Financial Services, Inc. generally must be reported to the Securities and Exchange Commission by such individuals.

         In addition to the reporting requirements described above, section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by Provident Financial Services, Inc. of profits realized by an officer, director or any person beneficially owning more than 10% of Provident Financial Services, Inc.'s common stock resulting from non-exempt purchases and sales of Provident Financial Services, Inc. common stock within any six-month period.

         The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons.

         Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of common stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of units within the Provident Financial Services, Inc. stock fund for six months after receiving such a distribution.

Financial Information Regarding Plan Assets

         Audited financial statements prepared by KPMG LLP representing the net assets available for benefits at December 30, 2001, and changes in net assets available for benefits for the year ended December 30, 2001 and for the period January 1, 2000 to December 30, 2000, are attached to this prospectus supplement.

                                 LEGAL OPINION

         The validity of the issuance of the common stock will be passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., which firm acted as special counsel to The Provident Bank in connection with Provident Financial Services, Inc.'s stock offering.

                               THE PROVIDENT BANK
                         EMPLOYEE SAVINGS INCENTIVE PLAN

                        Financial Statements and Schedule

                           December 30, 2001 and 2000

                   (With Independent Auditors' Report Thereon)

                               THE PROVIDENT BANK
                         EMPLOYEE SAVINGS INCENTIVE PLAN

                        Financial Statements and Schedule

                                      Index

                                                                            Page

Independent Auditors' Report                                                  1

Statements of Net Assets Available for Benefits - December 30, 2001
     and 2000                                                                 2

Statements of Changes in Net Assets Available for Benefits - Year ended
     December 30, 2001 and for the Period January 1, 2000 to
     December 30, 2000                                                        3

Notes to Financial Statements                                                 4

Schedule

1    Schedule H, Item 4(i) - Schedule of Assets Held for Investment
     Purposes at End of Year - December 30, 2001                              7

                          Independent Auditors' Report

Employee Savings Incentive Plan Committee
The Provident Bank:

We have audited the accompanying statements of net assets available for benefits of The Provident Bank Employee Savings Incentive Plan as of December 30, 2001 and 2000, and the related statements of changes in net assets available for benefits for the year ended December 30, 2001 and for the period January 1, 2000 to December 30, 2000. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of The Provident Bank Employee Savings Incentive Plan as of December 30, 2001 and 2000, and the changes in net assets available for benefits for the year ended December 30, 2001 and for the period January 1, 2000 to December 30, 2000 in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes at end of year as of December 30, 2001 is presented for the purpose of additional analysis and is not a required part of the basic 2001 financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic 2001 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic 2001 financial statements taken as a whole.


          /s/ KPMG LLP



Short Hills, New Jersey
September 6, 2002

                               THE PROVIDENT BANK
                         EMPLOYEE SAVINGS INCENTIVE PLAN

                       Statements of Net Assets Available
                                  for Benefits

                           December 30, 2001 and 2000

                                                     2001          2000
                                                  -----------    ----------

Assets:
  Investments, at fair value                      $15,659,610    15,898,880
  Contributions receivable                             89,121           --
  Accrued interest receivable                             --          4,614
                                                  -----------    ----------

      Net assets available for benefits           $15,748,731    15,903,494
                                                  ===========    ==========

See accompanying notes to financial statements.

                               THE PROVIDENT BANK
                         EMPLOYEE SAVINGS INCENTIVE PLAN

                       Statements of Changes in Net Assets
                             Available for Benefits

                 Year ended December 30, 2001 and for the Period
                      January 1, 2000 to December 30, 2000


                                                                      2001             2000
                                                                   ------------    ------------
Additions:
    Interest income                                                $     32,118          59,859
    Fee sharing income                                                   31,413          12,294
    Employee contributions                                              999,857         907,741
    Employer contributions                                            1,378,950       1,190,637
                                                                   ------------    ------------

                               Total additions                        2,442,338       2,170,531
                                                                   ------------    ------------

Deductions:
    Distributions                                                     1,505,967       1,817,982
    Realized and unrealized depreciation of investments                 880,496          63,625
    Administrative expenses                                             210,638         210,259
                                                                   ------------    ------------

                               Total deductions                       2,597,101       2,091,866
                                                                   ------------    ------------

                               (Decrease) increase in net assets
                                 available for plan benefits           (154,763)         78,665

Net assets available for benefits
    at beginning of year                                             15,903,494      15,824,829
                                                                   ------------    ------------

Net assets available for plan
    benefits at end of year                                        $ 15,748,731      15,903,494
                                                                   ============    ============

See accompanying notes to financial statements.

                               THE PROVIDENT BANK
                         EMPLOYEE SAVINGS INCENTIVE PLAN

                          Notes to Financial Statements

                           December 30, 2001 and 2000


(1)      Summary of Significant Accounting Policies

         (a)      Basis of Presentation

                  The accompanying financial statements have been prepared on an accrual basis of accounting. The Provident Bank Employee Savings Incentive Plan (the Plan) is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

         (b)      Funds and Accounts Managed by PaineWebber Trust Company

                  Under the terms of a trust agreement between the PaineWebber Trust Company (the custodian) and The Provident Bank (the
                  Bank), the custodian manages eight funds on behalf of the Plan. The custodian holds the Plan's investment assets and executes transactions therein. The investments in the funds have been reported to the Bank by the custodian as having been determined through the use of current values for all assets.

         (c)      Use of Estimates

                  The plan administrator has made estimates and assumptions relating to the preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

         (d)      Concentration of Risk

                  The assets of the Plan are primarily financial instruments which are monetary in nature. As a result, interest rates have a more significant impact on the Plan's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services as measured by the consumer price index. Investments in investment funds are subject to risk conditions of the individual fund objectives, stock market fluctuations, interest rates, economic conditions and world affairs.

(2)      Plan Description

         The Plan is a voluntary, participant directed defined contribution plan sponsored by the Bank and covers all employees who have completed one year of continuous service, as defined, with the Bank and who have worked at least 1,000 hours during such year. The following description of the Plan provides only general information. Eligible employees who participate should refer to the plan agreement for a more complete description of the Plan's provisions.

         (a)      Change in Plan Year

                  Effective December 21, 2000, the Plan year end has been changed from December 31 to December 30. Consequently, the 2000 financial statements are presented as of December 30, 2000 and for the period January 1, 2000 to December 30, 2000.

                               THE PROVIDENT BANK
                         EMPLOYEE SAVINGS INCENTIVE PLAN

                          Notes to Financial Statements

                           December 30, 2001 and 2000


         (b)      Employee Contributions

                  Participants may elect to make voluntary contributions of 1% to 5% of their compensation, as defined, but not more than $10,500, which is the maximum amount allowed by the Internal Revenue Service in any calendar year.

         (c)      Employer Contributions

                  Contributions are made by the Bank in an amount equal to 140% of the employee's contributions. The Board of Managers sets the rate annually, but has the power, in its sole discretion, to set the amount for any calendar quarter, and it may suspend or alter bank contributions for any quarter thereafter.

         (d)      Vesting

                  Participants are always fully vested in their contributions and income or losses thereon. Employer contributions and income or losses thereon are vested as follows: 33% vested at the end of the first calendar year following the end of the first year of plan participation, 66% vested at the end of the second calendar year following the end of the first year of plan participation, and 100% vested at the end of the third calendar year following the end of the first year of plan participation.

         (e)      Forfeitures

                  Forfeitures of non-vested contributions are used to reduce subsequent employer contributions. Forfeitures for the year ended December 30, 2001 and 2000 amounted to $35,750 and $34,813, respectively.

         (f)      Withdrawals/Benefit Payments

                  During employment, participants may make withdrawals in cash of vested amounts upon 30 days written notice prior to any valuation date. Upon retirement or termination of employment, participants may, under certain conditions, elect to receive vested amounts in (i) a cash lump sum, (ii) a cash lump sum during the year following termination, or (iii) equal annual installments over a period not to exceed ten years. Mandatory distributions are made beginning on April 1 following the year when a participant reaches age 70-1/2.

         (g)      Participants' Accounts

                  Separate accounts for each participant are maintained and credited with the participant's contributions, the Bank's contributions made on behalf of that participant and the participant's proportionate share, as defined, of plan earnings or losses. The benefit to which a participant is entitled is the benefit that can be provided from his or her account.

         (h)      Investment Valuation

                  Investments are valued at fair market value. Investment transactions are recorded on a trade date basis.

                               THE PROVIDENT BANK
                         EMPLOYEE SAVINGS INCENTIVE PLAN

                          Notes to Financial Statements

                           December 30, 2001 and 2000


(3)      Plan Expenses

         Certain costs of administrative services rendered on behalf of the Plan are borne by the Bank.

(4)      Plan Termination

         The Plan has no termination date, and it is the Bank's intention to continue the Plan indefinitely. However, the Bank may discontinue contributions or terminate the Plan by action of its Board of Managers. Upon termination of the Plan, the amounts credited to participant accounts would become fully vested.

(5)      Federal Income Taxes

         The Internal Revenue Service issued its latest determination letter on June 2, 1995 which stated that the Plan and its underlying trust qualify under the applicable provisions of the Internal Revenue Code and therefore are exempt from federal income taxes. In the opinion of the plan administrator, the Plan and its underlying trust have operated within the terms of the Plan and remain qualified under the applicable provisions of the Internal Revenue Code.

(6)      Investments

         At December 30, 2001 and 2000, individual investments in excess of 5% of net assets available for plan benefits are as follows:

                                                        2001          2000
                                                    -----------     ---------
             PaineWebber Trust Company:
                 Money market portfolio             $        --       795,151
                 GIC portfolio                        2,232,580     2,486,553
                 Balanced value portfolio             2,459,435     3,779,404
                 Conservative equity portfolio        2,875,850     3,640,676
                 Capital growth portfolio             3,792,065     5,118,480
                 Mid-cap growth portfolio             1,342,731            --
                 Overseas equity portfolio            1,423,848            --
                 Strategic bond portfolio               877,276            --

       The increase in realized and unrealized appreciation of investments for the years ended December 30, 2001 and 2000 is as follows:

                                                         2001          2000
                                                      ---------      --------

             GIC portfolio                            $ 137,506       153,955
             Balanced value portfolio                  (178,674)      (21,458)
             Conservative equity portfolio              (76,557)      301,468
             Capital growth portfolio                  (593,458)     (497,590)
             Mid-cap growth portfolio                  (147,722)           --
             Overseas equity portfolio                  (46,101)           --
             Strategic bond portfolio                    24,510            --
                                                      =========      ========

                               THE PROVIDENT BANK
                         EMPLOYEE SAVINGS INCENTIVE PLAN

                          Notes to Financial Statements

                           December 30, 2001 and 2000

                                                                      Schedule 1

                               THE PROVIDENT BANK
                         EMPLOYEE SAVINGS INCENTIVE PLAN

               Schedule H, Item 4(i) - Schedule of Assets Held for
                       Investment Purposes at End of Year

                                December 30, 2001

                                                                   Market
                                                   Cost            value
                                                ----------       ---------
PaineWebber Trust Company:
    General account                             $    7,733           7,733
    Money market portfolio                         648,091         648,091
    GIC portfolio                                1,685,424       2,232,580
    Balanced value portfolio                     1,763,200       2,459,435
    Conservative equity portfolio                1,982,757       2,875,850
    Capital growth portfolio                     2,959,496       3,792,065
    Mid-cap growth portfolio                     1,488,532       1,342,731
    Overseas equity portfolio                    1,468,899       1,423,848
    Strategic bond portfolio                       852,967         877,276
                                                ==========       =========

                                       7